Exhibit 10.1

S&C Draft of February 3, 2005

ARCHIPELAGO HOLDINGS, INC.

JANUARY 28, 2005 BOARD OF DIRECTORS RESOLUTION

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board”) of  Archipelago Holdings, Inc. (“Archipelago”) hereby revises its annual compensation program (effective for 2005 and thereafter) for directors who are not employees of Archipelago or any of its affiliates and who are not otherwise excluded in writing by the Board from receiving such compensation to provide for the following:

(i) an annual retainer of $75,000 payable in cash in quarterly installments at the end of each quarter,

(ii) an additional annual retainer of $25,000 payable in cash in quarterly installments at the end of each quarter to each of the chairman of the committees of the Board,

(iii) an annual grant of $75,000 of restricted stock units (“RSUs”) under the Archipelago Holdings 2004 Stock Incentive Plan to be granted in quarterly installments at the end of each quarter (such RSUs will (A) be valued based upon the fair market value of shares of common stock of Archipelago (the “Shares”) on the date of grant, (B) be fully vested on the date of grant with the underlying Shares delivered upon the resignation of the director from the Board and (C) be subject to such other terms and conditions which will be set by the Board in the applicable award agreement), and

(iv) directors, can elect in December of each year (or by February 18, 2005 with respect to 2005) to take all of their cash retainer for the following year in RSUs (such RSUs will (A) be granted at the time the cash retainer would have otherwise been paid, (B) have a value, based upon the fair market value of Shares on the date of grant, equal to 110% of the amount elected to be deferred, (C) be fully vested vested on the date of grant with the underlying Shares delivered upon resignation of the director and (D) be subject to such other terms as the Board may determine).

The Board reserves the right, in its sole discretion, to change the compensation program for the directors at any time.  The Board directs the officers of Archipelago to take any actions that are necessary or appropriate to implement this compensation program.